Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 3rd QUARTER 2016 RESULTS

Consolidated 3rd Quarter 2016 Highlights:

•                 Consolidated Revenue Increased 14.2%, Operating Income Increased 11.0%, Operating Cash Flow Increased 10.5%

•                 Net Cash Provided by Operating Activities was $4.1 Billion; Free Cash Flow was $1.4 Billion

•                 Earnings per Share Increased 15.0% to $0.92

•                 Dividends per Share Increased 10% and Share Repurchases were $1.4 billion

Cable Communications 3rd Quarter 2016 Highlights:

•                 Cable Communications Revenue Increased 6.9% and Operating Cash Flow Increased 5.5%

•                 Customer Relationships Increased by 216,000, a 60,000 Improvement from the Third Quarter of 2015

•                 Total Revenue per Customer Relationship Increased 3.6%

•                 Video Customers Increased by 32,000, the Best Third Quarter Result in 10 Years; Nearly 45% of Residential Video Customers Now Have X1

•                 High-Speed Internet Customers Increased by 330,000, the Best Third Quarter Result in 7 Years

•                 Business Services Revenue Increased 15.5%

NBCUniversal 3rd Quarter 2016 Highlights:

•                 NBCUniversal Revenue Increased 28.3% and Operating Cash Flow Increased 31.5%

•                 Broadcast Operating Cash Flow More than Doubled, Driven by the Highly Successful 2016 Rio Olympics, Retransmission and Advertising Revenue

•                 NBC Ranked #1 in Primetime Among Adults 18-49 for the 2015-2016 Season for the Third Straight Year

•                 Theme Parks Operating Cash Flow Increased 62.4%, Primarily Reflecting the Inclusion of Universal Studios Japan, as well as the Continued Success of The Wizarding World of Harry PotterTM in Hollywood

PHILADELPHIA – October 26, 2016… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended September 30, 2016.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “I’m pleased to report that our businesses generated double-digit revenue and operating cash flow growth for the third quarter of 2016. Cable delivered solid operating cash flow growth coupled with great customer metrics, and has now added 170,000 video subscribers over the past twelve months. The Rio Olympics were the most profitable and successful games in our history, and demonstrated our ability to deliver an unparalleled entertainment experience through NBCUniversal together with Comcast Cable and the X1 platform. NBCUniversal reported operating cash flow growth of over 30%, benefitting from the Olympics, continued growth at our Theme Parks, and the theatrical success of The Secret Life of Pets this quarter. I’m proud of our consistent execution and excited about the opportunities ahead for Comcast NBCUniversal.”

Consolidated Financial Results

	3rd Quarter			Year to Date
($ in millions)	2015	2016	Growth	2015	2016	Growth
Revenue	$18,669	$21,319	14.2%	$55,265	$59,378	7.4%
Excluding Olympics and Super Bowl (see Table 7)	$18,669	$19,699	5.5%	$54,889	$57,758	5.2%
Operating Income	$4,001	$4,440	11.0%	$11,996	$12,595	5.0%
Operating Cash Flow[1]	$6,184	$6,835	10.5%	$18,406	$19,657	6.8%
Excluding Transaction-Related Costs (see Table 7)				$18,584	$19,657	5.8%
Earnings per Share[2]	$0.80	$0.92	15.0%	$2.45	$2.62	6.9%
Excluding Adjustments (see Table 5)				$2.43	$2.59	6.6%
Net Cash Provided by Operating Activities	$4,979	$4,114	(17.4%)	$13,813	$13,497	(2.3%)
Free Cash Flow[3]	$2,663	$1,371	(48.5%)	$7,347	$5,596	(23.8%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.

Consolidated Revenue for the third quarter of 2016 increased 14.2% to $21.3 billion, including $1.6 billion of revenue generated by the broadcast of the 2016 Rio Olympics in the third quarter of 2016, of which $1.2 billion is related to advertising revenue. Excluding the Olympics, consolidated revenue increased 5.5% (see Table 7). Consolidated Operating Income increased 11.0% to $4.4 billion. Consolidated Operating Cash Flow increased 10.5% to $6.8 billion.

For the nine months ended September 30, 2016, consolidated revenue increased 7.4% to $59.4 billion compared to 2015. Excluding $1.6 billion of revenue generated by the broadcast of the 2016 Rio Olympics in the third quarter of 2016, as well as $376 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2015, consolidated revenue increased 5.2% (see Table 7). Consolidated operating income increased 5.0% to $12.6 billion compared to 2015. Consolidated operating cash flow increased 6.8% to $19.7 billion compared to 2015. Excluding $178 million of transaction-related costs in the first nine months of 2015, consolidated operating cash flow increased 5.8% (see Table 7).

Earnings per Share (EPS) for the third quarter of 2016 was $0.92, a 15.0% increase compared to the third quarter of 2015.

EPS for the nine months ended September 30, 2016 was $2.62, a 6.9% increase from the $2.45 reported in the prior year.  Excluding adjustments in the first quarter of 2016 and the first nine months of 2015, EPS increased 6.6% to $2.59 (see Table 5).

Capital Expenditures increased 11.1% to $2.4 billion in the third quarter of 2016. Cable Communications’ capital expenditures increased 10.4% to $2.0 billion in the third quarter of 2016, reflecting a higher level of investment in scalable infrastructure to increase network capacity, increased investment in line extensions and continued spending on customer premise equipment related to the deployment of the X1 platform and wireless gateways. Cable capital expenditures represented 16.3% of Cable revenue in the third quarter of 2016 compared to 15.8% in last year’s third quarter. NBCUniversal’s capital expenditures increased 16.3% to $336 million in the third quarter of 2016, primarily reflecting increased spending at our Theme Parks, which now includes Universal Studios Japan.

For the nine months ended September 30, 2016, capital expenditures increased 12.0% to $6.6 billion compared to 2015. Cable Communications’ capital expenditures increased 10.5% to $5.5 billion and represented 14.8% of Cable revenue compared to 14.2% in 2015. NBCUniversal’s capital expenditures increased 19.5% to $991 million for the first nine months of 2016.

Net Cash Provided by Operating Activities decreased 17.4% to $4.1 billion in the third quarter of 2016. Free Cash Flow decreased 48.5% to $1.4 billion, reflecting growth in consolidated operating cash flow, offset by higher working capital primarily due to the 2016 Rio Olympics, as well as an increase in capital expenditures. Net cash provided by operating activities for the nine months ended September 30, 2016 decreased 2.3% to $13.5 billion. Free cash flow decreased 23.8% to $5.6 billion compared to 2015 (see Table 4).

Dividends and Share Repurchases. During the third quarter of 2016, Comcast paid dividends totaling $663 million and repurchased 20.8 million of its common shares for $1.4 billion.  In the first nine months of 2016, Comcast has repurchased 61.2 million of its common shares for $3.8 billion. As of September 30, 2016, Comcast had $6.2 billion available under its share repurchase authorization.

Cable Communications

	3rd Quarter			Year to Date
($ in millions)	2015[4]	2016	Growth	2015[4]	2016	Growth
Cable Communications Revenue
Video	$5,348	$5,591	4.5%	$16,110	$16,710	3.7%
High-Speed Internet	3,129	3,405	8.8%	9,274	10,049	8.4%
Voice	900	878	(2.4%)	2,709	2,667	(1.5%)
Business Services	1,211	1,399	15.5%	3,490	4,070	16.6%
Advertising	588	634	7.7%	1,664	1,790	7.6%
Other	575	650	13.0%	1,685	1,919	13.8%
Cable Communications Revenue	$11,751	$12,557	6.9%	$34,932	$37,205	6.5%

Cable Communications Operating Cash Flow	$4,726	$4,986	5.5%	$14,161	$14,923	5.4%
Operating Cash Flow Margin	40.2%	39.7%		40.5%	40.1%

Cable Communications Capital Expenditures	$1,853	$2,044	10.4%	$4,977	$5,501	10.5%
Percent of Cable Communications Revenue	15.8%	16.3%		14.2%	14.8%

Revenue for Cable Communications increased 6.9% to $12.6 billion in the third quarter of 2016, driven primarily by increases in high-speed Internet, video and business services revenue. High-speed Internet revenue increased 8.8%, reflecting an increase in the number of residential high-speed Internet customers, rate adjustments and an increase in the number of customers receiving higher levels of service. Video revenue increased 4.5%, primarily reflecting rate adjustments, an increase in the number of customers subscribing to additional services and an increase in the number of residential video customers. Business services revenue increased 15.5%, primarily due to an increase in the number of small business customers, as well as continued growth in our medium-sized business services. Other revenue increased 13.0%, primarily reflecting higher franchise and regulatory fees and an increase in Xfinity Home revenue. Advertising revenue increased 7.7%, reflecting an increase in political advertising revenue.

For the nine months ended September 30, 2016, Cable revenue increased 6.5% to $37.2 billion compared to 2015, driven by growth in high-speed Internet, video and business services.

Customer Relationships increased by 216,000 to 28.3 million in the third quarter of 2016, a 60,000 improvement compared to the increase in the third quarter of 2015, primarily reflecting increases in double product relationships. At the end of the third quarter, penetration of our double and triple product customers increased to 70.0% compared to 69.5% in the third quarter of 2015. Video customer net adds of 32,000 were the best result for a third quarter in 10 years, high-speed Internet customer net additions of 330,000 were the best result for a third quarter in 7 years and Voice customers grew by 2,000.

	Customers		Net Additions
(in thousands)	3Q15	3Q16	3Q15	3Q16
Video Customers	22,258	22,428	(48)	32
High-Speed Internet Customers	22,868	24,316	320	330
Voice Customers	11,336	11,643	17	2

Single Product Customers	8,367	8,488	24	72
Double Product Customers	9,066	9,540	130	141
Triple Product Customers	9,988	10,273	1	4
Customer Relationships	27,421	28,301	156	216
Customer metrics include residential and business customers.

Operating Cash Flow for Cable Communications increased 5.5% to $5.0 billion in the third quarter of 2016, reflecting higher revenue, partially offset by a 7.8% increase in operating expenses. The higher expenses were primarily due to an 11.4% increase in video programming costs, reflecting the timing of contract renewals, as well as higher retransmission consent fees and sports programming costs. Technical and product support expenses increased 6.2% primarily related to the development, delivery and support of our X1 platform, Cloud DVR technology and wireless gateways, and the continued growth in business services and home security and automation services. Advertising, marketing and promotion costs increased 7.2%, primarily due to increases in spending associated with attracting new residential and business services customers. Customer service expenses increased 3.5%, primarily due to increased support for improving the customer experience and increases in total labor costs. This quarter’s operating cash flow margin was 39.7% compared to 40.2% in the third quarter of 2015.

For the nine months ended September 30, 2016, Cable operating cash flow increased 5.4% to $14.9 billion compared to 2015, driven by higher revenue, partially offset by a 7.3% increase in operating expenses primarily related to a 9.4% increase in video programming costs, as well as higher technical and product support expenses, higher advertising, marketing and promotion costs, and higher customer service expenses.  Year-to-date operating cash flow margin was 40.1% compared to 40.5% in 2015.

NBCUniversal

	3rd Quarter				Year to Date
($ in millions)	2015	2016	Reported Growth	Pro Forma Growth[5]	2015	2016	Reported Growth	Pro Forma Growth[5]
NBCUniversal Revenue
Cable Networks Excluding Olympics	$2,412 $2,412	$2,942 $2,510	22.0% 4.1%		$7,221 $7,221	$7,961 $7,529	10.2% 4.3%
Broadcast Television Excluding Olympics and Super Bowl	1,971 1,971	3,087 1,899	56.6% (3.6%)		6,032 5,656	7,299 6,111	21.0% 8.0%
Filmed Entertainment	1,946	1,792	(7.9%)		5,658	4,526	(20.0%)
Theme Parks	896	1,440	60.6%	16.1%	2,320	3,602	55.2%	12.5%
Headquarters, Other and Eliminations	(74)	(83)	NM		(246)	(246)	NM
NBCUniversal Revenue Excluding Olympics and Super Bowl	$7,151 $7,151	$9,178 $7,558	28.3% 5.7%	22.5% 0.8%	$20,985 $20,609	$23,142 $21,522	10.3% 4.4%	5.8% 0.1%

NBCUniversal Operating Cash Flow
Cable Networks	$835	$893	7.0%		$2,605	$2,793	7.2%
Broadcast Television	150	378	NM		563	1,056	87.6%
Filmed Entertainment	376	353	(6.1%)		1,091	576	(47.2%)
Theme Parks	434	706	62.4%	17.1%	1,012	1,550	53.1%	9.8%
Headquarters, Other and Eliminations	(162)	(184)	NM		(471)	(518)	NM
NBCUniversal Operating Cash Flow	$1,633	$2,146	31.5%	19.2%	$4,800	$5,457	13.7%	5.0%
NM=comparison not meaningful.

Revenue for NBCUniversal increased 28.3% to $9.2 billion in the third quarter of 2016 and Operating Cash Flow increased 31.5% to $2.1 billion. Pro Forma5 Revenue for NBCUniversal increased 22.5%, primarily driven by 2016 Rio Olympics revenue of $1.6 billion included in the Broadcast Television and Cable Networks segments. Pro Forma5 Operating Cash Flow increased 19.2%, reflecting increases at Broadcast Television, Theme Parks and Cable Networks, partially offset by a decline at Filmed Entertainment.

For the nine months ended September 30, 2016, NBCUniversal revenue increased 10.3% to $23.1 billion compared to 2015 and operating cash flow increased 13.7% to $5.5 billion. Pro forma5 revenue for NBCUniversal increased 5.8%. Pro forma5 operating cash flow increased 5.0%, reflecting increases at Broadcast Television, Cable Networks and Theme Parks, partially offset by a decline at Filmed Entertainment.

Cable Networks

Cable Networks revenue increased 22.0% to $2.9 billion in the third quarter of 2016, reflecting higher distribution, advertising and content licensing and other revenue. Distribution revenue increased 27.3%, driven by the broadcast of the 2016 Rio Olympics, as well as contractual rate increases and contract renewals, partially offset by a decline in subscribers at our cable networks. Advertising revenue increased 15.9%, due to the broadcast of the 2016 Rio Olympics. Content licensing and other revenue increased 9.8%, due to the timing of content provided under licensing agreements. Excluding $432 million of revenue generated by the broadcast of the 2016 Rio Olympics, Cable Networks revenue increased 4.1% (see Table 7). Operating cash flow increased 7.0% to $893 million in the third quarter of 2016, reflecting higher revenue, partially offset by an increase in programming and production costs associated with the 2016 Rio Olympics, as well as increases in sports programming rights costs.

For the nine months ended September 30, 2016, revenue from the Cable Networks segment increased 10.2% to $8.0 billion compared to 2015, reflecting higher distribution, advertising and content licensing and other revenue. Excluding $432 million of revenue generated by the broadcast of the 2016 Rio Olympics in the third quarter of 2016, revenue increased 4.3% (see Table 7). Operating cash flow increased 7.2% to $2.8 billion compared to 2015, reflecting higher revenue, partially offset by an increase in programming and production costs.

Broadcast Television

Broadcast Television revenue increased 56.6% to $3.1 billion in the third quarter of 2016, reflecting higher advertising and distribution and other revenue, partially offset by a decline in content licensing revenue. Advertising revenue increased 92.4%, primarily driven by the broadcast of the 2016 Rio Olympics. Distribution and other revenue increased 77.5%, due to the broadcast of the 2016 Rio Olympics, as well as higher retransmission consent fees. Content licensing revenue decreased 32.0%, primarily due to the timing of content provided under licensing agreements. Excluding $1.2 billion of revenue associated with the broadcast of the 2016 Rio Olympics, Broadcast Television revenue decreased 3.6% (see Table 7). Operating cash flow increased by $228 million to $378 million in the third quarter of 2016, reflecting higher revenue, partially offset by increased programming and production costs associated with the broadcast of the 2016 Rio Olympics.

For the nine months ended September 30, 2016, revenue from the Broadcast Television segment increased 21.0% to $7.3 billion compared to 2015.  Excluding $1.2 billion of revenue generated by the broadcast of the 2016 Rio Olympics in the third quarter of 2016, as well as $376 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2015, revenue increased 8.0% (see Table 7).  Operating cash flow increased 87.6% to $1.1 billion compared to 2015, reflecting higher revenue, partially offset by an increase in programming and production costs.

Filmed Entertainment

Filmed Entertainment revenue declined 7.9% to $1.8 billion in the third quarter of 2016, and included revenue attributable to DreamWorks from its acquisition date of August 22nd. The revenue decline reflects lower theatrical and home entertainment revenue, partially offset by higher content licensing and other revenue. Theatrical revenue declined 21.1%, primarily due to the strong performances of Jurassic World and Minions in last year’s third quarter, partially offset by the strong performance of The Secret Life of Pets in this year’s third quarter. Home entertainment revenue declined 29.6%, reflecting the success of several releases in the prior year period, including Furious 7 and Pitch Perfect 2. Content licensing revenue increased 19.8%, due to the timing of when content related to our 2015 film slate was made available under licensing agreements. Other revenue increased 25.8% driven by higher Fandango revenue. Operating cash flow decreased 6.1% to $353 million in the third quarter of 2016, reflecting lower revenue and severance costs of $50 million associated with the DreamWorks acquisition, partially offset by lower programming and production and advertising, marketing and promotion costs. The decrease in programming and production costs was primarily due to lower amortization of film production costs in the current year period due to our larger film slate in 2015.

For the nine months ended September 30, 2016, revenue from the Filmed Entertainment segment decreased 20.0% to $4.5 billion compared to 2015, reflecting lower theatrical and home entertainment revenue, partially offset by higher content licensing and other revenue. Operating cash flow decreased 47.2% to $576 million compared to 2015, reflecting lower revenue, partially offset by lower programming and production costs.

Theme Parks

Theme Parks revenue increased 60.6% to $1.4 billion in the third quarter of 2016. Pro forma5 revenue increased 16.1%, reflecting higher attendance and higher per capita spending at the parks, driven by the successful opening of Hollywood’s The Wizarding World of Harry Potter™ attraction, as well as the positive impact of a stronger Japanese yen. Operating cash flow increased 62.4% to $706 million in the third quarter of 2016. Pro forma5 operating cash flow increased 17.1%, reflecting higher revenue, partially offset by an increase in operating expenses, including costs to support new attractions.

For the nine months ended September 30, 2016, revenue from the Theme Parks segment increased 55.2% to $3.6 billion compared to 2015. Pro forma5 revenue increased 12.5%, reflecting higher attendance and per capita spending at the parks. Operating cash flow increased 53.1% to $1.6 billion compared to 2015. Pro forma5 operating cash flow increased 9.8%, reflecting higher revenue, partially offset by an increase in operating expenses, including costs to support new attractions.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended September 30, 2016, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $184 million compared to a loss of $162 million in the third quarter of 2015.

For the nine months ended September 30, 2016, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $518 million compared to a loss of $471 million in 2015.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily include corporate operations, Comcast Spectacor and eliminations among Comcast’s businesses. For the quarter ended September 30, 2016, Corporate, Other and Eliminations revenue was ($416) million compared to ($233) million in 2015. The operating cash flow loss was $297 million compared to a loss of $175 million in the third quarter of 2015, reflecting an increase in eliminations associated with the 2016 Rio Olympics.

For the nine months ended September 30, 2016, Corporate, Other and Eliminations revenue was ($969) million compared to ($652) million in 2015.  The operating cash flow loss was $723 million compared to a loss of $555 million in the first nine months of 2015, reflecting an increase in eliminations associated with the 2016 Rio Olympics and $178 million of transaction-related costs in 2015.

Notes:

1     We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any. See Table 4 for reconciliation of non-GAAP financial measures.

2     Earnings per share amounts are presented on a diluted basis.

3     We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets, principal payments on capital leases and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits.  The definition of Free Cash Flow excludes any impact from Economic Stimulus packages.  These amounts have been excluded from Free Cash Flow to provide an appropriate comparison. See Table 4 for reconciliation of non-GAAP financial measures.

4     Beginning in the first quarter of 2016, certain operations and businesses including several strategic business initiatives that were previously presented in Corporate, Other and Eliminations are now presented in our Cable Communications segment to reflect a change in our management reporting presentation. For segment reporting purposes, we have adjusted all periods presented to reflect this change.

5     Pro forma information is presented for the acquisition of the 51% interest of Universal Studios Japan. See Table 6 for more detailed information.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, October 26, 2016 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 81102798.  A replay of the call will be available starting at 11:30 a.m. ET on October 26, 2016, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Wednesday, November 2, 2016 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 81102798.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is one of the nation’s largest video, high-speed Internet and phone providers to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per share data)	September 30,		September 30,
	2015	2016	2015	2016
Revenue	$18,669	$21,319	$55,265	$59,378

Programming and production	5,582	7,003	16,714	17,926
Other operating and administrative	5,390	5,994	15,738	17,280
Advertising, marketing and promotion	1,513	1,487	4,407	4,515
	12,485	14,484	36,859	39,721

Operating cash flow	6,184	6,835	18,406	19,657

Depreciation expense	1,697	1,865	5,005	5,518
Amortization expense	486	530	1,405	1,544
	2,183	2,395	6,410	7,062
Operating income	4,001	4,440	11,996	12,595

Other income (expense)
Interest expense	(659)	(751)	(2,028)	(2,186)
Investment income (loss), net	(26)	80	24	168
Equity in net income (losses) of investees, net	1	(34)	(202)	(64)
Other income (expense), net	(53)	(11)	364	104
	(737)	(716)	(1,842)	(1,978)

Income before income taxes	3,264	3,724	10,154	10,617

Income tax expense	(1,223)	(1,400)	(3,797)	(3,989)

Net income	2,041	2,324	6,357	6,628

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(45)	(87)	(165)	(229)

Net income attributable to Comcast Corporation	$1,996	$2,237	$6,192	$6,399

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.80	$0.92	$2.45	$2.62

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.25	$0.275	$0.75	$0.825

Diluted weighted-average number of common shares	2,502	2,431	2,530	2,446

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	September 30,
	2015	2016
ASSETS

Current Assets
Cash and cash equivalents	$2,295	$2,807
Receivables, net	6,896	7,533
Programming rights	1,213	1,369
Other current assets	1,899	3,519
Total current assets	12,303	15,228

Film and television costs	5,855	7,153

Investments	3,224	3,857

Property and equipment, net	33,665	35,656

Franchise rights	59,364	59,364

Goodwill	32,945	36,652

Other intangible assets, net	16,946	17,356

Other noncurrent assets, net	2,272	2,658

	$166,574	$177,924

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$6,215	$6,594
Accrued participations and residuals	1,572	1,570
Deferred revenue	1,302	1,340
Accrued expenses and other current liabilities	5,462	5,201
Current portion of long-term debt	3,627	3,333
Total current liabilities	18,178	18,038

Long-term debt, less current portion	48,994	57,095

Deferred income taxes	33,566	34,523

Other noncurrent liabilities	10,637	11,119

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,221	1,326

Equity
Comcast Corporation shareholders’ equity	52,269	53,481
Noncontrolling interests	1,709	2,342
Total equity	53,978	55,823

	$166,574	$177,924

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Nine Months Ended
	September 30,
	2015	2016

OPERATING ACTIVITIES
Net income	$6,357	$6,628
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,410	7,062
Share-based compensation	430	495
Noncash interest expense (income), net	147	172
Equity in net (income) losses of investees, net	202	64
Cash received from investees	139	58
Net (gain) loss on investment activity and other	(344)	(159)
Deferred income taxes	67	985
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(322)	(315)
Film and television costs, net	(65)	(593)
Accounts payable and accrued expenses related to trade creditors	169	46
Other operating assets and liabilities	623	(946)

Net cash provided by operating activities	13,813	13,497

INVESTING ACTIVITIES
Capital expenditures	(5,862)	(6,562)
Cash paid for intangible assets	(916)	(1,163)
Acquisitions and construction of real estate properties	(116)	(303)
Acquisitions, net of cash acquired	(286)	(3,904)
Proceeds from sales of businesses and investments	420	188
Purchases of investments	(712)	(618)
Deposits	-	(1,761)
Other	268	(29)

Net cash provided by (used in) investing activities	(7,204)	(14,152)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(220)	610
Proceeds from borrowings	3,996	9,231
Repurchases and repayments of debt	(4,353)	(2,994)
Repurchases and retirements of common stock	(5,770)	(3,762)
Dividends paid	(1,823)	(1,944)
Issuances of common stock	35	23
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(178)	(194)
Other	(313)	197

Net cash provided by (used in) financing activities	(8,626)	1,167

Increase (decrease) in cash and cash equivalents	(2,017)	512

Cash and cash equivalents, beginning of period	3,910	2,295

Cash and cash equivalents, end of period	$1,893	$2,807

TABLE 4 Reconciliations to Operating Cash Flow and Free Cash Flow and Alternate Presentation of Net Cash Provided by Operating Activities (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2015	2016	2015	2016
Operating income	$4,001	$4,440	$11,996	$12,595
Depreciation and amortization	2,183	2,395	6,410	7,062
Operating income before depreciation and amortization (Operating Cash Flow)	6,184	6,835	18,406	19,657
Noncash share-based compensation expense	136	164	430	495
Changes in operating assets and liabilities	412	(1,065)	108	(1,874)
Cash basis operating income	6,732	5,934	18,944	18,278
Payments of interest	(673)	(808)	(1,914)	(2,043)
Payments of income taxes	(1,146)	(1,031)	(3,145)	(2,716)
Excess tax benefits under share-based compensation	(35)	(33)	(255)	(193)
Other	101	52	183	171
Net Cash Provided by Operating Activities	$4,979	$4,114	$13,813	$13,497
Capital expenditures	(2,165)	(2,406)	(5,862)	(6,562)
Cash paid for capitalized software and other intangible assets	(316)	(426)	(916)	(1,163)
Principal payments on capital leases	(3)	(6)	(6)	(23)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(64)	(69)	(178)	(194)
Nonoperating items(1)	65	208	(5)	192
Free Cash Flow (including Economic Stimulus Packages)	2,496	1,415	6,846	5,747
Economic Stimulus Packages(1)	167	(44)	501	(151)
Total Free Cash Flow	$2,663	$1,371	$7,347	$5,596

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2015	2016	2015	2016
(in millions)
Operating Cash Flow	$6,184	$6,835	$18,406	$19,657
Capital expenditures	(2,165)	(2,406)	(5,862)	(6,562)
Cash paid for capitalized software and other intangible assets	(316)	(426)	(916)	(1,163)
Cash interest expense	(673)	(808)	(1,914)	(2,043)
Cash taxes on operating items (including Economic Stimulus Packages)(2)	(1,116)	(1,002)	(3,405)	(2,863)
Changes in operating assets and liabilities(3)	412	(919)	108	(1,728)
Noncash share-based compensation	136	164	430	495
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(64)	(69)	(178)	(194)
Other	98	46	177	148
Free Cash Flow (including Economic Stimulus Packages)	2,496	1,415	6,846	5,747
Economic Stimulus Packages(2)	167	(44)	501	(151)
Total Free Cash Flow	$2,663	$1,371	$7,347	$5,596

(1)   Nonoperating items include adjustments for cash taxes paid related to certain investing and financing transactions and to reflect cash taxes paid in the year of the related taxable income. Our definition of Free Cash Flow specifically excludes any impact from the Economic Stimulus Packages and these amounts are presented separately. Net Cash Provided by Operating Activities for 2016 includes a $146 million payment for the settlement of a tax receivable agreement immediately after the DreamWorks acquisition. For Free Cash Flow purposes, we consider this payment to be nonrecurring in nature and therefore, we excluded this amount from Free Cash Flow as a nonoperating item.

(2)   Cash taxes on operating items (including Economic Stimulus Packages) has been adjusted to include the impact of excess tax benefits under share-based compensation arrangements and to exclude the impact of nonoperating items. Nonoperating items include adjustments for cash taxes paid related to certain investing and financing transactions and to reflect cash taxes paid in the year of the related taxable income. Our definition of Free Cash Flow specifically excludes any impact from the Economic Stimulus Packages and these amounts are presented separately.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2015	2016	2015	2016
Payments of income taxes	$(1,146)	$(1,031)	$(3,145)	$(2,716)
Excess tax benefits under share-based compensation	(35)	(33)	(255)	(193)
Nonoperating items	65	62	(5)	46
Cash taxes on operating items (including Economic Stimulus Packages)	$(1,116)	$(1,002)	$(3,405)	$(2,863)

(3)   Net Cash Provided by Operating Activities in our Consolidated Statement of Cash Flows for 2016 includes a $146 million decrease in August 2016 resulting from a payment for the settlement of a tax receivable agreement immediately after the DreamWorks acquisition. For Free Cash Flow purposes, we consider this payment to be nonrecurring in nature and therefore, we excluded the amount from Free Cash Flow. Because the amount has no impact on Free Cash Flow, it is not included in the changes in operating assets and liabilities for this presentation.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of EPS Excluding Adjustments (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,

	2015		2016		2015		2016
(in millions, except per share data)
	$	EPS (1)	$	EPS (1)	$	EPS (1)	$	EPS (1)

Net income attributable to Comcast Corporation	$1,996	$0.80	$2,237	$0.92	$6,192	$2.45	$6,399	$2.62
Growth %			12.1%	15.0%			3.4%	6.9%

Gains on sales of businesses and investments(2)	-	-	-	-	(202)	(0.08)	(67)	(0.03)
Gain on settlement of contingent consideration liability(3)	-	-	-	-	(150)	(0.06)	-	-
Loss on early redemption of debt(4)	-	-	-	-	29	0.01	-	-
Costs related to Time Warner Cable and Charter transactions(5)	-	-	-	-	123	0.05	-	-
Loss on investment(6)	-	-	-	-	158	0.06	-	-

Net income attributable to Comcast Corporation (excluding adjustments)	$1,996	$0.80	$2,237	$0.92	$6,150	$2.43	$6,332	$2.59
Growth %			12.1%	15.0%			3.0%	6.6%

(1)	Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(2)

2016 year to date net income attributable to Comcast Corporation includes $108 million of other income, $67 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel’s product and technology business. 2015 year to date net income attributable to Comcast Corporation includes $335 million of other income, $202 million net of tax and noncontrolling interests, resulting from sales of an investment and a business.

(3)

2015 year to date net income attributable to Comcast Corporation includes $240 million of other income, $150 million net of tax, resulting from the settlement of a contingent consideration liability with General Electric Company related to the acquisition of NBCUniversal.

(4)	2015 year to date net income attributable to Comcast Corporation includes $47 million of interest expense, $29 million net of tax, resulting from the early redemption of debt.

(5)

2015 year to date net income attributable to Comcast Corporation includes $198 million of expense ($178 million of operating costs and expenses and $20 million of depreciation and amortization expense), $123 million net of tax, related to the Time Warner Cable and Charter transactions.

(6)

2015 year to date net income attributable to Comcast Corporation includes $252 million of equity in net losses of investees, $158 million net of tax, resulting from our proportionate share of an impairment loss recorded at The Weather Channel.

Note: Minor differences may exist due to rounding.

TABLE 6 Reconciliation of As Reported to Pro Forma(1) Financial Information (Unaudited)

		Theme Parks			NBCUniversal

(in millions)
		Pro Forma	Pro Forma		Pro Forma	Pro Forma
	As Reported	Adjustments(1)	Theme Parks	As Reported	Adjustments(1)	NBCUniversal
Three Months Ended September 30, 2015

Revenue	$896	$343	$1,239	$7,151	$344	$7,495

Operating costs and expenses (2)	462	174	636	5,518	176	5,694

Operating cash flow	$434	$169	$603	$1,633	$168	$1,801

Three Months Ended September 30, 2016

Revenue	$1,440	-	$1,440	$9,178	-	$9,178

Operating costs and expenses	734	-	734	7,032	-	7,032

Operating cash flow	$706	-	$706	$2,146	-	$2,146

Growth Rates
Revenue	60.6%		16.1%	28.3%		22.5%
Operating cash flow	62.4%		17.1%	31.5%		19.2%

Nine Months Ended September 30, 2015

Revenue	$2,320	$882	$3,202	$20,985	$882	$21,867

Operating costs and expenses (2)	1,308	483	1,791	16,185	483	16,668

Operating cash flow	$1,012	$399	$1,411	$4,800	$399	$5,199

Nine Months Ended September 30, 2016

Revenue	$3,602	-	$3,602	$23,142	-	$23,142

Operating costs and expenses	2,052	-	2,052	17,685	-	17,685

Operating cash flow	$1,550	-	$1,550	$5,457	-	$5,457

Growth Rates
Revenue	55.2%		12.5%	10.3%		5.8%
Operating cash flow	53.1%		9.8%	13.7%		5.0%

(1) Pro Forma information is presented as if the acquisition of the 51% interest of Universal Studios Japan occurred January 1, 2014. Pro forma data does not include adjustments for transaction-related costs, costs related to integration activities, or cost savings or synergies that have been or may be achieved by the combined businesses. The pro forma amounts are based on historical results of operations and are subject to change as valuations are finalized. Pro forma amounts are not necessarily indicative of what our results would have been had we operated Universal Studios Japan since January 1, 2014, nor of our future results.

(2) As reported results for Theme Parks and total NBCUniversal for 2015 have been adjusted for the change in NBCUniversal’s method of accounting for a contractual obligation that involves an interest held by a third party in the revenue of certain theme parks. As a result of the change, the amounts that are payable based on current period revenue are now presented in operating costs and expenses, rather than other income (expense), net in our consolidated statement of income. The change was effective beginning in the 4th quarter of 2015 and for segment reporting purposes we also adjusted prior periods to reflect management reporting presentation of such amounts on a consistent basis.

TABLE 7 Reconciliation of Consolidated Revenue Excluding 2016 Olympics and 2015 Super Bowl and Operating Cash Flow Excluding Costs Related to Time Warner Cable and Charter Transactions (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2015	2016	Growth %	2015	2016	Growth %

Revenue	$18,669	$21,319	14.2%	$55,265	$59,378	7.4%

2016 Olympics	-	(1,620)		-	(1,620)
2015 Super Bowl	-	-		(376)	-

Revenue excluding 2016 Olympics and 2015 Super Bowl	$18,669	$19,699	5.5%	$54,889	$57,758	5.2%

	2015	2016	Growth %	2015	2016	Growth %

Operating Income	$4,001	$4,440		$11,996	$12,595

Depreciation and Amortization	2,183	2,395		6,410	7,062

Operating Cash Flow	$6,184	$6,835	10.5%	$18,406	$19,657	6.8%

Costs related to Time Warner Cable and Charter transactions	-	-		178	-

Operating Cash Flow excluding costs related to Time Warner Cable and Charter transactions	$6,184	$6,835	10.5%	$18,584	$19,657	5.8%

Reconciliation of Consolidated NBCUniversal Revenue Excluding 2016 Olympics and 2015 Super Bowl (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2015	2016	Growth %	2015	2016	Growth %

Revenue	$7,151	$9,178	28.3%	$20,985	$23,142	10.3%

2016 Olympics	-	(1,620)		-	(1,620)
2015 Super Bowl	-	-		(376)	-

Revenue excluding 2016 Olympics and 2015 Super Bowl	$7,151	$7,558	5.7%	$20,609	$21,522	4.4%

Reconciliation of Consolidated NBCUniversal Pro Forma Revenue Excluding 2016 Olympics and 2015 Super Bowl (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2015	2016	Growth %	2015	2016	Growth %

Pro Forma Revenue	$7,495	$9,178	22.5%	$21,867	$23,142	5.8%

2016 Olympics	-	(1,620)		-	(1,620)
2015 Super Bowl	-	-		(376)	-

Pro Forma Revenue excluding 2016 Olympics and 2015 Super Bowl	$7,495	$7,558	0.8%	$21,491	$21,522	0.1%

Reconciliation of Cable Networks Revenue Excluding 2016 Olympics (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2015	2016	Growth %	2015	2016	Growth %

Revenue	$2,412	$2,942	22.0%	$7,221	$7,961	10.2%

2016 Olympics	-	(432)		-	(432)

Revenue excluding 2016 Olympics	$2,412	$2,510	4.1%	$7,221	$7,529	4.3%

Reconciliation of Broadcast Television Revenue Excluding 2016 Olympics and 2015 Super Bowl (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2015	2016	Growth %	2015	2016	Growth %

Revenue	$1,971	$3,087	56.6%	$6,032	$7,299	21.0%

2016 Olympics	-	(1,188)		-	(1,188)
2015 Super Bowl	-	-		(376)	-

Revenue excluding 2016 Olympics and 2015 Super Bowl	$1,971	$1,899	(3.6%)	$5,656	$6,111	8.0%

Note: Minor differences may exist due to rounding.